Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-90334) under the Securities Act of 1933 of Paperweight Development Corp. of our report dated March 26, 2003, on our audits of the statements of net assets available for benefits of the Appleton Papers Retirement Savings and Employee Stock Ownership Plan as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended which is included in the annual report on Form 11-K for the year ended December 31, 2002.

/s/ Virchow, Krause & Company, LLP

Virchow, Krause & Company, LLP

Appleton, Wisconsin

June 25, 2003